Summary of Guaranty Contract of Maximum Amount ( the “Contract”) Entered into by and between Xiangqian Li and Shenzhen Branch, Bank of China (the “Creditor”) on March 4th, 2009

Main contents:
➢    Guaranty Contract number: 2009Zhenzhongyinsi Baoezi 0034;
➢    Xiangqian Li undertakes to assume joint and several liabilities for Shenzhen BAK Battery Co., Ltd (the “Obligor”)’s indebtedness towards Bank of China under the Comprehensive Credit Facility Agreement of Maximum Amount (reference no.: 2009Zhenzhongyin Exiezi 000024) from March 4th, 2009 to February 3rd, 2010, and the maximum amount secured is RMB 450 million.
➢    Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liabilities. The guarantor is obligated to pay off the debt in the event the obligor is unable to pay off the debt (including the creditor declares the debt becomes mature in advance to its original expiry date due to default of the obligor or the guarantor).
➢    Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.
➢    Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of the Credit Facility Agreement and relevant agreement entered into under the Credit Facility Agreement.

Headlines of the articles omitted:
➢	Termination and explanation
➢	Payment on demand
➢	Declaration and guaranty
➢	Independent guaranty
➢	Fulfillment of the responsibility and giving up of the right
➢	Amendment of Contract
➢	Effectiveness and Disputation settlement
➢	Contract period
➢	Supplement articles